EXHIBIT 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT by and between Gilbert Steedley (the “Steedley”) and Accel Brands, Inc./Accelpath, Inc., (the “Company”) a Delaware corporation (together with its successors and assigns, the “Company”).

WHEREAS, the Steedley serves as the Company’s Chief Executive Officer and sole Director;

WHEREAS, the Steedley wishes to resign his officer and director positions with the Company in order to pursue other interests and both parties wish to settle all matters between them.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1. Mutual Release. Each of Steedley, on the one hand, and the Company on the other hand, on behalf of himself and itself, and all dependents, heirs, administrators, officers, directors, agents, executors, successors and assigns of each party, hereby releases and forever discharges the other party and all current and former subsidiaries, affiliates, respective directors, officers, trustees, employees, successors and assigns (collectively, the “Released Parties”), from any and all charges, controversies, claims, wages, rights, agreements, actions, costs or expenses, causes of action, obligations, damages, losses, promises and liabilities of whatever kind or nature, in law or equity or otherwise, whether known or unknown, suspected or unsuspected, from the beginning of time to the date of this Agreement, arising out of, or relating to, Steedley’s engagement with the Company or any affiliate, or the termination thereof. For purposes of clarification, both parties acknowledge that this is a general release of all claims, without limitation.

Anything to the contrary notwithstanding in this Separation Agreement or the Services Agreement, nothing herein shall release any Released Party from any claims or damages based on (i) any right or claim that arises after the date of this Agreement, (ii) any right the Director may have to enforce the terms of this Agreement.

2. Obligation of the Company.

As of the date of this Agreement, the Company has issued outstanding promissory notes to Steedley in the aggregate amount of $65,000.00 for deferred wages and accrued expenses, and currently owes Steedley an additional $150,000.00 in deferred wages, for which it has issued a promissory note, attached hereto as Exhibit A.

Purchase Option. If at any time during the 36 months following the date of this Agreement, the Company affects a reverse split of its outstanding common stock, Steedley shall have the right to purchase up to two percent (2%) of the outstanding shares (post reverse) at a strike price of $0.0001 per share, exercisable within seven (7) business days of the effective date of the reverse split. In the event that the Director exercises this right, he shall then exchange his debt outstanding for said right and shall then deliver the Promissory Note held by him to the Company. Failure to provide notice of the intent to purchase the shares within seven (7) business days of the reverse will constitute an immediate termination of this option right.

3. Obligation of the Director.

The Director will provide all necessary assistance to complete any and all disclosure reports for the next twelve (12) months without cost to the Company and;

The Director agrees to maintain in confidence all “Confidential Information” (as defined herein) as may be or may have been disclosed by Company, whether disclosed by any means, including, without limitation, Confidential Information transmitted in oral, written, graphic, or any electronic form. The Director shall not use, disseminate, or commercially exploit in any manner any Confidential Information without prior written consent of Company. In the event the Director receives such consent, the Director shall only use the Confidential Information as to which Company has given consent and shall only use the Confidential Information in the manner consented and for the purpose consented. "Confidential Information" shall be defined as any nonpublic information disclosed by the Company to the Director and shall be deemed to include the following information of the respective parties, without limitation: (a) e-mail addresses, customer lists, the names of customer contacts, the names of investor contacts, investor lists, professional contacts, business plans, technical data, product ideas, personnel, contracts and financial information; (b) patents, trade secrets, techniques, processes, business methodologies, schematics, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, and improvements; (c) information about costs, profits, markets and sales; (d) plans for future development and new product concepts; (e) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be disclosed, as well as written or oral instructions or comments. (b) Without the prior written consent of the Company, the Director shall not (a) make any news release, public announcement, denial or confirmation of this Agreement, its subject matter, the term, nature, or content of his employment or relationship with the Company; (b) make any disparaging remarks relating to this Agreement, its subject matter, the term, nature, or content of his engagement or relationship with the Company; or (c) advertise or publish any facts relating to this Agreement, its subject matter, the term, nature, or content of his engagement or relationship with the Company, unless otherwise required to do so by law. This provision shall remain in effect for the maximum period allowable by law.

4. INDEMNIFICATION: The Corporation hereby agrees to indemnify and hold Steedley harmless from and against any loss, claim, damage or expense, and/or all costs of prosecution or defense of their rights hereunder, whether in judicial proceedings, including appellate proceedings, or whether out of court, including without limiting the generality of the foregoing, attorneys' fees, and all costs and expenses of litigation, arising from or growing out of any actions conducted by Steedley in his capacity as an officer and director of the Company, or in connection with the operation of the Company’s business. In no event shall Steedley be liable for consequential, special, indirect, incidental, punitive, or exemplary loss, damage, cost or expense (including, without limitation, lost profits and opportunity costs) unless due to gross negligence on the part of Steedley. The Company agrees to indemnify and hold harmless Steedley from and against any and all actions, losses, damages, claims, liabilities, costs and expenses (including without limitation, reasonable legal fees and expenses) in any way arising out of or relating to this Agreement, unless such is due to gross negligence on the part of Steedley. The provision of this paragraph shall apply regardless of the form of action, loss, damage, claim, liability, cost, or expense, whether in contract, statute, tort (including without limitation, negligence), or otherwise. The provisions of this paragraph shall survive the completion or termination of this Agreement.

5. Both Parties agree that for a period of thirty six (36) months following the date of this Agreement, both parties will not directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way any remark, comment of any kind that might be reasonably be construed to be derogatory or critical toward the other party that would affect either parties’ reputation or other business opportunities.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of this 5th day of November, 2015.

Accel Brands, Inc.

By:/s/________________________
Name:JanonCostley
Title: Incoming CEO and Director

Gilbert Steedley

/s/____________________________